Cohen & Co.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 23, 2016, relating to the financial statements and financial highlights of Meehan Focus Fund, a series of Meehan Mutual Funds, Inc. (the predecessor fund to the Meehan Focus Fund, a series of Ultimus Managers Trust) for the year ended October 31, 2016, and to the references to our firm under the headings “Experts” and “Financial Highlights” in this Registration Statement.

Cohen & Company, Ltd.
Cleveland, Ohio
July 31, 2017

COHEN & COMPANY, LTD.
800.229.1099	866.818.1538 fax	cohencpa.com

Registered with the Public Company Accounting Oversight Board